STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CANNABIS-RX, INC.

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of Cannabis-Rx, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its majority stockholder as hereinafter described:

RESOLVED, that at the effective time of this amendment, the Certificate of Incorporation of this Corporation be amended as follows:

FIRST:  The name of the corporation is Praetorian Real Estate, Inc. (hereinafter referred to as the “Corporation”).

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated August 31, 2015 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated August 31, 2015 of the holder of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of August 31, 2015.

CANNABIS-RX, INC.

/s/ Llorn Kylo

Llorn Kylo

President, CEO and Director

1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Praetorian Real Estate, Inc. Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Praetorian Real Estate, Inc.

2. That a Certificate of Amendment (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on 9/28/2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: (must be specific)

The new name of the Corporation will listed incorrectly

4. Article I of the Certificate is corrected to read as follows:

FIRST:

The name of the corporation is Praetorian Property, Inc. (hereinafter referred to as the “Corporation”).

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 6th day of October, A.D. 2015.

By:/s/ Llorn Kylo

Authorized Office r

Name: Llorn Kylo

Print or Type

Title: President, CEO and Director